Exhibit 23(b)


                                Auditor's Consent

         We have issued our report dated February 11, 2000 accompanying the consolidated financial statements of Oak Hill Financial, Inc. (the "Corporation") which are incorporated within the Annual Report on Form 10-K for the year ended December 31, 1999. We hereby consent to the incorporation by reference of said report in the Corporation's Form S-8.



/s/Grant Thornton LLP


Grant Thornton LLP
Cincinnati, Ohio

September 12, 2000